Exhibit 99.1
Letter to Shareholders Announcing 10% Stock Dividend
November 29, 2005
     Dear Shareholder:
     I am pleased to report that on November 17, 2005, your Centra Financial Holdings Board of Directors declared a 10% stock dividend to be issued to shareholders of record on December 2, 2005, the second stock dividend for our company. The dividend is payable January 3, 2006 and the certificates representing the additional shares will be mailed to shareholders at that time. We will issue checks in lieu of fractional shares.
     Just five years after opening, Centra has exceeded half a billion dollars in total assets and is ranked fourth in the nation for growth and success among the 680 banks that were formed since 2000. While many companies may take great satisfaction in reaching these milestones, we see it as a signal that we must re-sharpen our focus on service and customer orientation in order to maintain our momentum.
     We recognize that you, the shareholder made a choice when you invested in Centra. Be assured that our highest priority, the one that we keep in mind every day, is to see that this investment choice is properly rewarded.
     On behalf of the entire Centra family, we wish you safe and happy holidays and good health and prosperity in the New Year.
     Sincerely,
/s/ Douglas J. Leech
Douglas J. Leech, President and
Chief Executive Officer